EXHIBIT 99.1

First Cash Adds Two Independent Board Members

ARLINGTON, Texas, Oct. 26, 2009 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced the addition of two independent directors. On October 23, 2009, the Company's Board appointed Mikel D. Faulkner and Randel G. Owen as directors of First Cash. "We are pleased to add these experienced and successful individuals to our Board," said Phillip E. Powell, Chairman of the Board.

Mr. Faulkner, age 60, has served as chief executive officer of HKN, Inc. (NYSE Amex:HKN) since 1982 and president of HKN since 2003. HKN, Inc., formerly Harken Energy Corporation, is an independent energy company engaged both in the development and production of crude oil, natural gas and coalbed methane assets. Since 2002, Mr. Faulkner has also served as chairman of the board of directors of Global Energy Development PLC, a quoted company on the London Stock Exchange (AIM).

Mr. Owen, age 50, has served as chief financial officer and executive vice president of Emergency Medical Services Corporation (NYSE Amex:EMS) since 2005. EMS is the publicly held holding company for American Medical Response and EmCare. Mr. Owen's recent employment experience also includes service as executive vice president and chief financial officer of American Medical Response from 2003 to 2005 and experience in a progression of senior financial positions, including CFO, at EmCare Holdings, Inc. from 1999 to 2003.

"Both Mr. Faulkner and Mr. Owen are respected business leaders who will strengthen our Board. Each has a strong track record in the public company environment and a solid combination of executive, financial and operational expertise. We are excited and confident they will assist in the further development of our growth strategy," said Rick Wessel, vice chairman and chief executive officer for First Cash.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in certain locations, provide other short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, installment loans, check cashing, credit services and other financial services products. The Company owns and operates over 550 stores in eleven U.S. states and 19 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(R). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman
           and Chief Executive Officer
          Doug Orr, Executive Vice President and
           Chief Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com